EXHIBIT 15
August 2, 2017
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:
We are aware that our report dated August 2, 2017 on our review of interim financial information of Sonoco Products Company for the three and six-month periods ended July 2, 2017 and July 3, 2016 and included in the Company’s quarterly report on Form 10-Q for the quarter ended July 2, 2017 is incorporated by reference in its Registration Statement on Forms S-8 (File No. 333-206669, dated August 31, 2015; File No. 333-206671, dated August 31, 2015; File No. 333-206672, dated August 31, 2015; File No. 333-206673, dated August 31, 2015; File No. 333-206674, dated August 31, 2015; and File No. 333-206675, dated August 31, 2015) and Form S-3 (File No. 333-213559, dated September 9, 2016).

Very truly yours,
/s/ PricewaterhouseCoopers LLP